Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in the registration statement (No. 333-268787) on Form S-4/A of Ritchie Bros. Auctioneers Incorporated of our reports dated February 28, 2022, with respect to the consolidated financial statements of IAA, Inc. and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of IAA, Inc. for the year ended January 2, 2022 incorporated by reference and included herein, and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus forming a part of such registration statement.

/s/ KPMG LLP
Chicago, Illinois
February 1, 2023